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              [LETTERHEAD OF ARCO CHEMICAL COMPANY APPEARS HERE]


December 31, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: Registration Statement on Form S-8 Relating to the ARCO Chemical Company 1990 Long-Term Incentive Plan
           -------------------------------------

Dear Sir or Madam:

I am the Vice President, General Counsel and Secretary of ARCO Chemical Company (the "Company"). I have reviewed the ARCO Chemical Company 1990 Long-Term Incentive Plan, as amended (the "Plan"), and have considered the purposed sale of an additional 200,000 shares of the Company's Common Stock, par value $1.00 per share ("Common Stock"), under the Plan. This opinion is furnished as an exhibit to the Registration Statement referred to above.

Based on such examination of corporate records, documents, and questions of law as I have considered necessary, I am of the opinion that, when the shares of Common Stock are sold in the manner contemplated by the Registration Statement and the Plan, they will be legally issued, fully paid, and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

Very truly yours,


/s/ Robert J. Millstone
------------------------
Robert J. Millstone


                                  EXHIBIT 5
                                 EXHIBIT 23.1